Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2002 relating to the financial statements and financial statement schedule of CONMED Corporation, which appears in CONMED Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

PRICEWATERHOUSECOOPERS LLP
Syracuse, New York
June 11, 2002